Exhibit 99.1

JAMES RIVER ANNOUNCES THIRD QUARTER
2022 RESULTS

Pembroke, Bermuda, November 1, 2022 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported a third quarter 2022 net loss available to common shareholders of $7.2 million ($0.19 per diluted share), compared to a net loss available to common shareholders of $23.9 million ($0.64 per diluted share) for the third quarter of 2021. Adjusted net operating income1 for the third quarter of 2022 was $15.5 million ($0.41 per diluted share), compared to an adjusted net operating loss1 of $26.8 million ($0.72 per diluted share) for the third quarter of 2021.
Highlights for the quarter included:
▪Third quarter 2022 Group combined ratio of 94.1% on business not subject to retroactive reinsurance accounting for loss portfolio transfers ("combined ratio"), and 91.5% excluding the impact of catastrophe losses; adjusted net operating return on tangible common equity1 of 17.5%. Unless specified otherwise, all underwriting performance ratios presented herein are for our business not subject to retroactive reinsurance accounting for loss portfolio transfers.
▪Excess and Surplus Lines ("E&S") segment combined ratio of 88.2%, and 84.6% excluding the impact of catastrophe losses.
▪As a result of adverse development on the reserves subject to the commercial auto loss portfolio transfer agreement ("Commercial Auto LPT"), retroactive reinsurance accounting treatment results in a net loss for the quarter. However, the Company recognized a substantial benefit in the quarter from the Commercial Auto LPT, which provides unlimited coverage of adverse development on the portfolio.
▪Net written premium growth of 20.3% due to increased net retention in the E&S segment; E&S renewal pricing increased 8.4%, largely unchanged from the increase in renewal pricing of the same quarter last year.
▪Net catastrophe losses related to Hurricane Ian of $5.0 million, or 2.6 percentage points on the Group loss ratio.
▪Net investment income increased 17.7% sequentially compared to the second quarter of 2022.
▪Year to date combined ratio of 94.2% and adjusted net operating return on tangible common equity1 of 16.0%.

1 Adjusted net operating income (loss) and adjusted net operating return on tangible common equity are non-GAAP financial measures. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.
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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Third Quarter 2022 Results

Frank D'Orazio, the Company’s Chief Executive Officer, commented, “During the third quarter of 2022 we continued to demonstrate our focus on disciplined underwriting and consistent performance, with all segments reporting an underwriting profit. E&S renewal rate increases remain strong and in excess of our view of loss trend. While we took proactive underwriting actions on discrete elements of our portfolio where renewal pricing did not meet our appetite, we continued to benefit from ample opportunities and robust market conditions overall as policy count grew by 7.3% and we increased our net retention in E&S by ten percentage points. Additionally, our results validate our heightened focus on risk management and highlight the value of recent strategic actions as we had modest exposure to Hurricane Ian and benefited from the legacy commercial auto loss portfolio transfer that we executed last year. The results of these combined actions produced a very attractive adjusted net operating return on tangible common equity of 17.5% in the quarter.”
Third Quarter 2022 Operating Results
•Gross written premium of $358.5 million, consisting of the following:

	Three Months Ended September 30,
($ in thousands)	2022	2021	% Change
Excess and Surplus Lines	$204,785	$217,673	(6)%
Specialty Admitted Insurance	123,389	121,175	2%
Casualty Reinsurance	30,331	7,751	291%
	$358,505	$346,599	3%

•Net written premium of $190.3 million, consisting of the following:

	Three Months Ended September 30,
($ in thousands)	2022	2021	% Change
Excess and Surplus Lines	$140,984	$127,881	10%
Specialty Admitted Insurance	18,929	22,578	(16)%
Casualty Reinsurance	30,338	7,751	291%
	$190,251	$158,210	20%

•Net earned premium of $190.2 million, consisting of the following:

	Three Months Ended September 30,
($ in thousands)	2022	2021	% Change
Excess and Surplus Lines	$139,095	$119,760	16%
Specialty Admitted Insurance	17,824	19,704	(10)%
Casualty Reinsurance	33,270	31,144	7%
	$190,189	$170,608	11%

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JRVR Announces Third Quarter 2022 Results

•E&S gross written premium decreased 5.9% compared to the prior year quarter, while net written premium increased 10.2% due to higher net retention. The decline was driven by discrete actions taken on renewal business that did not meet our appetite. Renewal rate increases were 8.4% during the third quarter of 2022, representing the twenty-third consecutive quarter of renewal rate increases compounding to 61.5%. On a year to date basis, E&S gross written premium has increased 10.2% with most underwriting divisions experiencing double digit growth.
•Gross written premium for the Specialty Admitted Insurance segment increased 1.8% from the prior year quarter. During the quarter there was a combined 4.0% reduction to premium from our individual risk workers' compensation business and our large workers' compensation fronted program. The remaining segment premium increased 5.1% despite the loss of a fronting partner that was acquired at the end of 2021.
•Gross written premium in the Casualty Reinsurance segment increased significantly compared to the prior year quarter primarily driven by premium adjustments and a timing difference with one renewal and extension. On a year to date basis, gross premium has declined 37.6% and we remain on track to reduce gross premium by approximately $100 million during 2022. Since the earning patterns of the business can extend over multiple years, changes in net earned premium for this segment will lag the expected decline in gross and net written premium.
•Pre-tax favorable (unfavorable) reserve development by segment on business not subject to retroactive reinsurance accounting for loss portfolio transfers was as follows:

	Three Months Ended September 30,
($ in thousands)	2022	2021
Excess and Surplus Lines	$(139)	$(29,535)
Specialty Admitted Insurance	1,268	500
Casualty Reinsurance	0	(15,063)
	$1,129	$(44,098)
•During the third quarter of 2022, due to adverse paid loss trends on the legacy commercial auto portfolio, the Company recognized adverse prior year development of $46.7 million on the reserves subject to the Commercial Auto LPT. Because the reserves were fully subject to the agreement that provides unlimited coverage, the Company does not expect any economic impact from this development. The Company recorded a retroactive reinsurance benefit of $25.9 million in loss and loss adjustment expenses and a deferred retroactive reinsurance gain of $20.8 million on the Balance Sheet.
•Net catastrophe losses related to Hurricane Ian were $5.0 million, or 2.6 percentage points on the Group loss ratio. The losses were primarily related to the Excess Property underwriting division in the E&S segment. Because the Company purchases significant property catastrophe reinsurance, it does not expect additional net catastrophe losses from events during the quarter.
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JRVR Announces Third Quarter 2022 Results

•Gross fee income was as follows:

	Three Months Ended September 30,
($ in thousands)	2022	2021	% Change
Specialty Admitted Insurance	$5,935	$5,627	5%
•The consolidated expense ratio was 24.6% for the third quarter of 2022, largely unchanged from 24.8% in the prior year third quarter. The expense ratio benefited from 11.5% growth in net earned premium and 5.5% growth in fee income, while underwriting expenses increased at a slightly lower rate.

Investment Results
Net investment income for the third quarter of 2022 was $17.3 million, an increase of 13.2% compared to $15.3 million for the same period in 2021. Income from fixed maturities and equities increased due to higher yields and growth in the portfolio, while income from renewable energy and other private investments declined from the prior year period primarily due to market volatility. Growth in income from fixed maturities, bank loans and equities increased 31.0% compared to the prior year period and 16.7% compared to the second quarter of 2022.
The Company’s net investment income consisted of the following:

	Three Months Ended September 30,
($ in thousands)	2022	2021	% Change
Renewable Energy Investments	$134	$918	(85)%
Other Private Investments	(557)	842	NM
All Other Net Investment Income	17,729	13,529	31%
Total Net Investment Income	$17,306	$15,289	13%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended September 30, 2022 was 3.6% (versus 2.8% for the three months ended September 30, 2021). The investment yield increased primarily as a result of higher market yields on fixed maturity securities and bank loans.
Net realized and unrealized losses on investments of $7.8 million for the three months ended September 30, 2022 compares to net realized and unrealized gains on investments of $4.0 million in the prior year quarter. The majority of the realized and unrealized losses during the third quarter of 2022 were related to changes in fair values of our preferred and common equity securities and, to a lesser extent, our secured bank loan portfolio.
Taxes
Generally the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The tax rate for the nine months ended September 30, 2022 was 30.9%. The tax rate is impacted by the geographic mix of income.
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JRVR Announces Third Quarter 2022 Results

Tangible Equity
Tangible equity2 of $474.9 million at September 30, 2022 declined 9.0% compared to tangible equity of $521.6 million at June 30, 2022, due to an increase in unrealized losses in the Company's fixed maturity portfolio. Accumulated other comprehensive (loss) income ("AOCI") declined by $60.7 million during the third quarter of 2022, with higher interest rates driving a decline in the value of the Company's fixed maturity securities. Tangible equity excluding AOCI was $650.1 million at September 30, 2022 compared to $477.5 million at December 31, 2021, with the increase driven by proceeds from the Series A preferred shares issued during the first quarter of 2022 and positive net income available to common shareholders.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.05 per common share. This dividend is payable on Friday, December 30, 2022 to all shareholders of record on Monday, December 12, 2022.
Conference Call
James River will hold a conference call to discuss its third quarter results tomorrow, November 2, 2022 at 8:00 a.m. Eastern Time. Investors may access the conference call by dialing (800) 715-9871, Conference ID 2262462, or via the internet by visiting www.jrvrgroup.com and clicking on the “Investor Relations” link. A webcast replay of the call will be available by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, should, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and uncertainties, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; downgrades in the financial strength rating of our regulated insurance subsidiaries impacting our ability to attract and retain insurance and reinsurance business that our subsidiaries write, our competitive position, and our financial condition; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; the impact of a persistent high inflationary environment on our reserves, the values of our investment returns, and on our compensation expenses; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential
2 Tangible equity is a non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.
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JRVR Announces Third Quarter 2022 Results

failure to maintain, or decision to terminate, such relationships; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or a former customer with whom we have an indemnification arrangement failing to perform its reimbursement obligations, and our potential inability to demand or maintain adequate collateral to mitigate such risks; inadequacy of premiums we charge to compensate us for our losses incurred; changes in laws or government regulation, including tax or insurance law and regulations; the ongoing effect of Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, which may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events, such as natural disasters and terrorist acts, which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; the effects of the COVID-19 pandemic and associated government actions on our operations and financial performance; potential effects on our business of emerging claim and coverage issues; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”); and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our most recently filed Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit (loss), adjusted net operating income (loss), tangible equity, tangible common equity, adjusted net operating return on tangible equity (which is calculated as annualized adjusted net operating income (loss) divided by the average quarterly tangible equity balances in the respective period), and adjusted net operating return on tangible common equity (which is calculated as annualized adjusted net operating income (loss) divided by the average quarterly tangible common equity balances in the respective period), are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP.
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JRVR Announces Third Quarter 2022 Results

Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company that owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A-” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrvrgroup.com
For more information contact:
Brett Shirreffs
SVP, Finance, Investments and Investor Relations
InvestorRelations@jrgh.net
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JRVR Announces Third Quarter 2022 Results

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

($ in thousands, except for share data)	September 30, 2022	December 31, 2021
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale, at fair value	$1,639,248	$1,677,561
Equity securities, at fair value	118,114	108,410
Bank loan participations, at fair value	160,296	156,043
Short-term investments	208,904	136,563
Other invested assets	49,471	51,908
Total invested assets	2,176,033	2,130,485

Cash and cash equivalents	187,544	190,123
Restricted cash equivalents (a)	102,485	102,005
Accrued investment income	13,778	11,037
Premiums receivable and agents’ balances, net	341,655	393,967
Reinsurance recoverable on unpaid losses, net	1,584,836	1,348,628
Reinsurance recoverable on paid losses	110,260	82,235
Deferred policy acquisition costs	62,883	68,526
Goodwill and intangible assets	217,598	217,870
Other assets	408,419	403,674
Total assets	$5,205,491	$4,948,550

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$2,786,700	$2,748,473
Unearned premiums	696,452	727,552
Funds held (a)	335,233	97,360
Deferred reinsurance gain	20,773	0
Senior debt	222,300	262,300
Junior subordinated debt	104,055	104,055
Accrued expenses	52,010	57,920
Other liabilities	316,266	225,528
Total liabilities	4,533,789	4,223,188

Series A redeemable preferred shares	144,898	0
Total shareholders’ equity	526,804	725,362
Total liabilities, Series A redeemable preferred shares, and shareholders’ equity	$5,205,491	$4,948,550

Tangible equity (b)	$474,877	$507,492
Tangible equity per share outstanding (b)	$11.02	$13.58
Shareholders' equity per share outstanding	$14.07	$19.41
Common shares outstanding	37,450,438	37,373,066

(a) Restricted cash equivalents and the funds held liability includes funds posted by the Company to a trust account for the benefit of a third party administrator handling the claims on the Rasier commercial auto policies in run-off. Such funds held in trust secure the Company's obligations to reimburse the administrator for claims payments, and are primarily sourced from the collateral posted to the Company by Rasier and its affiliates to support their obligations under the indemnity agreements and the loss portfolio transfer reinsurance agreement with the Company. The funds held liability also includes a notional funds withheld account balance related to the loss portfolio transfer retrocession transaction that our Casualty Reinsurance segment entered into in the first quarter of 2022, which will be reduced on a quarterly basis by paid losses on the subject business.

(b) See “Reconciliation of Non-GAAP Measures”
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JRVR Announces Third Quarter 2022 Results

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income (Loss) Statement Data
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands, except for share data)	2022	2021	2022	2021
REVENUES
Gross written premiums	$358,505	$346,599	$1,118,155	$1,100,000
Net written premiums	190,251	158,210	560,801	526,413

Net earned premiums	190,189	170,608	566,275	503,906
Net investment income	17,306	15,289	48,278	44,726
Net realized and unrealized (losses) gains on investments	(7,754)	3,983	(29,874)	13,738
Other income	1,488	1,113	3,304	3,170
Total revenues	201,229	190,993	587,983	565,540

EXPENSES
Losses and loss adjustment expenses (a)	153,008	166,078	409,985	549,578
Other operating expenses	47,584	43,193	146,681	136,414
Other expenses	210	706	578	2,231
Interest expense	4,950	2,227	11,291	6,692
Amortization of intangible assets	90	90	272	272
Total expenses	205,842	212,294	568,807	695,187
(Loss) income before taxes	(4,613)	(21,301)	19,176	(129,647)
Income tax (benefit) expense	8	2,588	5,928	(23,141)
NET (LOSS) INCOME	$(4,621)	$(23,889)	$13,248	$(106,506)
Dividends on Series A preferred shares	(2,625)	0	(6,125)	0
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(7,246)	$(23,889)	$7,123	$(106,506)
ADJUSTED NET OPERATING INCOME (LOSS) (b)	$15,499	$(26,814)	$49,391	$(116,780)

(LOSS) INCOME PER COMMON SHARE
Basic	$(0.19)	$(0.64)	$0.19	$(3.12)
Diluted	$(0.19)	$(0.64)	$0.19	$(3.12)

ADJUSTED NET OPERATING INCOME (LOSS) PER COMMON SHARE
Basic	$0.41	$(0.72)	$1.32	$(3.42)
Diluted	$0.41	$(0.72)	$1.31	$(3.42)

Weighted-average common shares outstanding:
Basic	37,450,381	37,278,469	37,435,798	34,161,022
Diluted	37,450,381	37,278,469	37,642,656	34,161,022
Cash dividends declared per common share	$0.05	$0.30	$0.15	$0.90

Ratios:
Loss ratio	69.5%	97.3%	68.7%	109.1%
Expense ratio (c)	24.6%	24.8%	25.5%	26.5%
Combined ratio	94.1%	122.1%	94.2%	135.6%
Accident year loss ratio	70.1%	71.5%	68.0%	67.2%
Accident year loss ratio ex-catastrophe losses	67.5%	68.6%	67.1%	66.2%

(a) Losses and loss adjustment expenses include $20.8 million of unrecognized deferred retroactive reinsurance gain for the three and nine months ended September 30, 2022.
(b) See "Reconciliation of Non-GAAP Measures".
(c) Calculated with a numerator comprising other operating expenses less gross fee income (in specific instances when the Company is not retaining insurance risk) included in “Other income” in our Condensed Consolidated Income Statements of $914,000 and $2.6 million for the three and nine months ended September 30, 2022, respectively ($1.0 million and $2.9 million in the respective prior year periods), and a denominator of net earned premiums.

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JRVR Announces Third Quarter 2022 Results

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross written premiums	$204,785	$217,673	(5.9)%	$675,702	$613,045	10.2%
Net written premiums	$140,984	$127,881	10.2%	$432,698	$371,477	16.5%

Net earned premiums	$139,095	$119,760	16.1%	$408,280	$351,413	16.2%
Losses and loss adjustment expenses excluding retroactive reinsurance	(96,355)	(117,214)	(17.8)%	(270,464)	(428,550)	(36.9)%
Underwriting expenses	(26,338)	(24,073)	9.4%	(77,623)	(68,419)	13.5%
Underwriting profit (loss) (a)	$16,402	$(21,527)	—	$60,193	$(145,556)	—

Ratios:
Loss ratio	69.3%	97.9%		66.2%	122.0%
Expense ratio	18.9%	20.1%		19.1%	19.4%
Combined ratio	88.2%	118.0%		85.3%	141.4%
Accident year loss ratio	69.2%	73.2%		66.2%	67.7%
Accident year loss ratio ex-catastrophe losses	65.6%	69.0%		65.0%	66.3%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Third Quarter 2022 Results

SPECIALTY ADMITTED INSURANCE

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross written premiums	$123,389	$121,175	1.8%	$374,066	$377,400	(0.9)%
Net written premiums	$18,929	$22,578	(16.2)%	$57,524	$66,081	(12.9)%

Net earned premiums	$17,824	$19,704	(9.5)%	$55,283	$54,656	1.1%
Losses and loss adjustment expenses	(15,377)	(15,263)	0.7%	(44,029)	(39,371)	11.8%
Underwriting expenses	(2,162)	(1,357)	59.3%	(9,508)	(8,797)	8.1%
Underwriting (loss) profit (a), (b)	$285	$3,084	(90.8)%	$1,746	$6,488	(73.1)%

Ratios:
Loss ratio	86.3%	77.5%		79.6%	72.0%
Expense ratio	12.1%	6.8%		17.2%	16.1%
Combined ratio	98.4%	84.3%		96.8%	88.1%
Accident year loss ratio	93.4%	80.0%		84.6%	76.6%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results for the three and nine months ended September 30, 2022 include gross fee income of $5.9 million and $17.4 million, respectively ($5.6 million and $16.2 million in the respective prior year periods).

CASUALTY REINSURANCE

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross written premiums	$30,331	$7,751	291.3%	$68,387	$109,555	(37.6)%
Net written premiums	$30,338	$7,751	291.4%	$70,579	$88,855	(20.6)%

Net earned premiums	$33,270	$31,144	6.8%	$102,712	$97,837	5.0%
Losses and loss adjustment expenses	(20,503)	(33,601)	(39.0)%	(74,719)	(81,657)	(8.5)%
Underwriting expenses	(9,723)	(9,454)	2.8%	(31,727)	(33,037)	(4.0)%
Underwriting profit (loss) (a)	$3,044	$(11,911)	—	$(3,734)	$(16,857)	(77.8)%

Ratios:
Loss ratio	61.6%	107.9%		72.7%	83.5%
Expense ratio	29.3%	30.3%		30.9%	33.7%
Combined ratio	90.9%	138.2%		103.6%	117.2%
Accident year loss ratio	61.6%	59.5%		66.1%	60.4%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Third Quarter 2022 Results

Underwriting Performance Ratios

The following table provides the underwriting performance ratios of the Company inclusive of the business subject to retroactive reinsurance accounting for loss portfolio transfers. There is no economic impact to the Company over the life of a loss portfolio transfer contract so long as any additional losses subject to the contract are within the limit of the loss portfolio transfer and the counterparty performs under the contract. Retroactive reinsurance accounting is not indicative of our current and ongoing operations. Management believes that providing loss ratios and combined ratios on business not subject to retroactive reinsurance accounting for loss portfolio transfers gives the users of our financial statements useful information in evaluating our current and ongoing operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Excess and Surplus Lines:
Loss Ratio	69.3%	97.9%	66.2%	122.0%
Impact of retroactive reinsurance	14.9%	—%	5.1%	—%
Loss Ratio including impact of retroactive reinsurance	84.2%	97.9%	71.3%	122.0%

Combined Ratio	88.2%	118.0%	85.3%	141.4%
Impact of retroactive reinsurance	14.9%	—%	5.1%	—%
Combined Ratio including impact of retroactive reinsurance	103.1%	118.0%	90.4%	141.4%

Consolidated:
Loss Ratio	69.5%	97.3%	68.7%	109.1%
Impact of retroactive reinsurance	10.9%	—%	3.7%	—%
Loss Ratio including impact of retroactive reinsurance	80.4%	97.3%	72.4%	109.1%

Combined Ratio	94.1%	122.1%	94.2%	135.6%
Impact of retroactive reinsurance	10.9%	—%	3.7%	—%
Combined Ratio including impact of retroactive reinsurance	105.0%	122.1%	97.9%	135.6%

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JRVR Announces Third Quarter 2022 Results

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit

The following table reconciles the underwriting profit by individual operating segment and for the entire Company to consolidated income before taxes. We believe that the disclosure of underwriting profit by individual segment and of the Company as a whole is useful to investors, analysts, rating agencies and other users of our financial information in evaluating our performance because our objective is to consistently earn underwriting profits. We evaluate the performance of our segments and allocate resources based primarily on underwriting profit. We define underwriting profit as net earned premiums and gross fee income (in specific instances when the Company is not retaining insurance risk) less losses and loss adjustment expenses excluding the impact of loss portfolio transfers accounted for as retroactive reinsurance and other operating expenses. Other operating expenses include the underwriting, acquisition, and insurance expenses of the operating segments and, for consolidated underwriting profit, the expenses of the Corporate and Other segment. Our definition of underwriting profit may not be comparable to that of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2022	2021	2022	2021
Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$16,402	$(21,527)	$60,193	$(145,556)
Specialty Admitted Insurance	285	3,084	1,746	6,488
Casualty Reinsurance	3,044	(11,911)	(3,734)	(16,857)
Total underwriting profit (loss) of operating segments	19,731	(30,354)	58,205	(155,925)
Other operating expenses of the Corporate and Other segment	(8,447)	(7,287)	(25,209)	(23,258)
Underwriting profit (loss) (a)	11,284	(37,641)	32,996	(179,183)
Losses and loss adjustment expenses - retroactive reinsurance	(20,773)	—	(20,773)	—
Net investment income	17,306	15,289	48,278	44,726
Net realized and unrealized (losses) gains on investments	(7,754)	3,983	(29,874)	13,738
Other income (expense)	364	(615)	112	(1,964)
Interest expense	(4,950)	(2,227)	(11,291)	(6,692)
Amortization of intangible assets	(90)	(90)	(272)	(272)
Consolidated (loss) income before taxes	$(4,613)	$(21,301)	$19,176	$(129,647)

(a) Included in underwriting results for the three and nine months ended September 30, 2022 is gross fee income of $5.9 million and $17.4 million, respectively ($5.6 million and $16.2 million in the respective prior year periods).

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JRVR Announces Third Quarter 2022 Results

Adjusted Net Operating Income

We define adjusted net operating income as income available to common shareholders excluding a) the impact of loss portfolio transfers accounted for as retroactive reinsurance, b) net realized and unrealized gains (losses) on investments, c) certain non-operating expenses such as professional service fees related to a purported class action lawsuit, various strategic initiatives, and the filing of registration statements for the offering of securities, and d) severance costs associated with terminated employees. We use adjusted net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.

Our income (loss) available to common shareholders reconciles to our adjusted net operating income (loss) as follows:

	Three Months Ended September 30,
	2022		2021
($ in thousands)	Income Before Taxes	Net Income	Loss Before Taxes	Net Loss
Loss available to common shareholders	$(7,238)	$(7,246)	$(21,301)	$(23,889)
Losses and loss adjustment expenses - retroactive reinsurance	20,773	16,411	—	—
Net realized and unrealized investment losses (gains)	7,754	6,581	(3,983)	(3,422)
Other (income) expenses	(247)	(247)	625	497
Adjusted net operating income (loss)	$21,042	$15,499	$(24,659)	$(26,814)

	Nine Months Ended September 30,
	2022		2021
($ in thousands)	Income Before Taxes	Net Income	Loss Before Taxes	Net Loss
Income (loss) available to common shareholders	$13,051	$7,123	$(129,647)	$(106,506)
Losses and loss adjustment expenses - retroactive reinsurance	20,773	16,411	—	—
Net realized and unrealized investment losses (gains)	29,874	25,757	(13,738)	(11,914)
Other expenses	100	100	1,963	1,640
Adjusted net operating income (loss)	$63,798	$49,391	$(141,422)	$(116,780)

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JRVR Announces Third Quarter 2022 Results

Tangible Equity (per Share) and Tangible Common Equity (per Share)

We define tangible equity as shareholders' equity plus mezzanine Series A preferred shares and the unrecognized deferred retroactive reinsurance gain on loss portfolio transfers less goodwill and intangible assets (net of amortization). We define tangible common equity as tangible equity less mezzanine Series A preferred shares. Our definition of tangible equity and tangible common equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity and tangible common equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity and tangible common equity for September 30, 2022, June 30, 2022, and December 31, 2021.

	September 30, 2022		June 30, 2022		December 31, 2021
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$526,804	$14.07	$594,386	$15.87	$725,362	$19.41
Plus: Series A redeemable preferred shares	144,898		144,898		—
Plus: Deferred reinsurance gain	20,773		—		—
Less: Goodwill and intangible assets	217,598		217,688		217,870
Tangible equity	$474,877	$11.02	$521,596	$12.10	$507,492	$13.58
Less: Series A redeemable preferred shares	144,898		144,898		—
Tangible common equity	$329,979	$8.81	$376,698	$10.06	$507,492	$13.58

Common shares outstanding	37,450,438		37,450,264		37,373,066
Common shares from assumed conversion of Series A preferred shares	5,640,158		5,640,158		—
Common shares outstanding after assumed conversion of Series A preferred shares	43,090,596		43,090,422		37,373,066
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